EXHIBIT 99.1

HUDSON TECHNOLOGIES REPORTS RECORD REVENUES OF $140.4 MILLION FOR FULL YEAR 2017; FULL YEAR EPS OF $0.26 PER DILUTED SHARE; NON-GAAP adjusted DILUTED EPS of $0.47 pearl river, ny – March 7, 2018 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the fourth quarter and year ended December 31, 2017.

Consolidated Results

For the year ended December 31, 2017 Hudson achieved record revenues of $140.4 million, a 33% increase compared to $105.5 million in the comparable 2016 period. The increase is primarily related to a higher selling price of certain refrigerants, higher volumes of certain refrigerants sold and the inclusion of $14.8 million of fourth quarter revenue from ASPEN Refrigerants, Inc. (formerly Airgas Refrigerants, Inc.) (“ARI”), which was acquired on October 10, 2017. Gross margin was 27% for full year 2017 compared to 29% for 2016. Net income for 2017 was $11.2 million, or $0.27 per basic and $0.26 per diluted share, compared to $10.6 million or $0.31 per basic and $0.30 per diluted share in 2016.

Non-GAAP adjusted net income for the year ended December 31, 2017 was $20.2 million, or $0.47 per diluted share, compared to non-GAAP adjusted net income of $11.4 million, or $0.32 per diluted share for 2016. Adjusted EBITDA was $27.2 million for the year ended December 31, 2017, as compared to adjusted EBITDA of $21.3 million for full year 2016.

The Company reported revenues of $24.6 million for the fourth quarter ended December 31, 2017, an increase of 215% compared to $7.8 million in the comparable 2016 period. The fourth quarter included nearly a full quarter of consolidated revenues of $14.8 million from the Company’s acquisition of ARI. Gross margin in the fourth quarter of 2017 was 12%, compared to gross margin of 13% during the fourth quarter of 2016. Net loss for the quarter was $5.2 million, or ($0.12) per basic and diluted share, compared to a net loss of $1.9 million, or ($0.05) per basic and diluted share, in the fourth quarter of 2016.

Non-GAAP adjusted net loss for the fourth quarter of 2017 was $2.3 million, or ($0.06) per share, compared to a non-GAAP adjusted net loss of $1.8 million, or ($0.05) per share for the fourth quarter of 2016. Adjusted EBITDA in the fourth quarter of 2017 was negative $1.7 million, as compared to an Adjusted EBITDA of negative $2.2 million in the same period of 2016.

Reconciliations of net income (loss) to non-GAAP adjusted net income (loss), diluted net income (loss) per share to non-GAAP adjusted diluted earnings (loss) per share, and net income (loss) to non-GAAP adjusted EBITDA, respectively, are provided in the tables immediately following the consolidated financial statements. Additional information about the Company’s non-GAAP financial measures can be found under the caption “Use of Non-GAAP Measures” below.

Pro Forma Results

The following table provides unaudited summary pro forma total revenues and results of operations for the twelve months ended December 31, 2017 and 2016 as if ARI had been acquired on January 1, 2016. The unaudited summary pro forma information reflects certain adjustments related to the acquisition, such as the amortization of the step-up in basis in inventory, amortization expense on intangible assets arising from the acquisition, and interest on the new loans. The pro forma results do not include any anticipated cost synergies or other effects of any planned integration. Accordingly, such pro forma amounts are not necessarily indicative of the results that actually would have occurred had the acquisition been completed at the beginning of 2016, nor are they indicative of the future operating results of the combined companies.

	Twelve Months Ended December 31,
(unaudited, in thousands)	2017	2016
Pro Forma Revenues	$255,701	$239,626
Pro Forma Net income	$23,405	$17,109
Pro Forma Net income per share
Basic	$0.56	$0.50
Diluted	$0.55	$0.48

The unaudited pro forma earnings for the twelve months ended December 31, 2017 were also adjusted to exclude $6.3 million of acquisition-related expenses incurred in 2017.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “2017 was a transformative year for Hudson. With the acquisition of ARI, we have more than doubled the size of our business. The combined Company is the market leader in the refrigerant and reclamation industry with a larger, complementary portfolio of product offerings, increased geographic presence, an enhanced customer base and a broader and more effective sales and distribution network. Our increased size and scale will allow us to better serve our customers as our industry continues to evolve.

“Our fourth quarter is historically our weakest due to seasonal declines in demand for refrigerant. We had a solid and profitable nine-month selling season and are increasingly well positioned for the market opportunity before us. The phase out in production of virgin R-22 refrigerant continues with only 9 million pounds allocated for production in 2018, and with 2019 representing the last year for production of R-22. HFCs, the next generation gas, are also targeted for a future phase down. We look forward to leveraging our expanded capabilities, industry expertise and proprietary technology to capitalize on this market opportunity.”

Summary and Outlook

Mr. Zugibe continued, “During our third quarter 2017 call last November, we indicated that consolidated Hudson and ASPEN results for the year ending December 31, 2018 are expected to be similar to pro forma 2016 results. We also noted that we were expecting approximately $250 million in revenues for the 2018 period, which is slightly higher than the 2016 proforma results due to the inclusion of the DLA contract in the 2018 period. Moreover, we expected that GAAP gross margin would adjust down to approximately 25% from the pro forma 2016 margins due to the pricing of R-22. Consequently, based on the pro forma data and adjusted for the items noted, we believe the resulting GAAP EPS for 2018 should be in the range of $0.27 to $0.30. Adding back, and tax effecting, an estimated $7 million of non-cash amortization from the step-up in inventory basis, which is similar to the full year 2017 amortization, the Non-GAAP Adjusted EPS should be in the range of $0.38 to $0.42.

“As we look at the start of the 2018 selling season, the first quarter of 2018 buying pattern for R-22, and for nearly all HFCs, is on more of a just-in-time basis, as opposed to typical pre-season inventory stocking in anticipation of the impending cooling season.  We have seen this just-in-time buying pattern before, such as in the first quarter of 2009, 2010, and 2014. As is currently the case with 2018, this just-in-time pattern typically follows a year of declines in refrigerant pricing during the cooling season and thereby large distributors and stocking locations choose to delay their purchases until the season actually begins to avoid the impact of potential price erosion.  Hence, we expect first quarter 2018 consolidated revenue to be in the range of $44 million to $48 million. Additionally, we expect Non-GAAP Adjusted EPS for the first quarter of 2018 of approximately $0.01 to $0.02. Importantly, we have always viewed the cooling season as a nine month season, and we expect the delayed purchases to shift volume into the second and third quarter. Therefore, our revenue expectations for the full year remain unchanged.”

Conference Call Information

The Company will host a conference call and webcast to discuss the fourth quarter results today, March 7, 2018 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations.”

To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until April 7, 2018 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 25326.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, Hudson’s expectations with respect to the benefits, costs and other anticipated financial impacts of the ARI transaction; future financial and operating results of the Company; and the Company’s plans, objectives, expectations and intentions with respect to future operations and services. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate ARI’s operations and any assets it acquires from other third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2016 and other subsequent filings with the Securities and Exchange Commission. Examples of such risks and uncertainties specific to the ARI transaction include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Use of Non-GAAP Measures

The Company has presented the following non-GAAP financial measures in this press release: EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (Adjusted EPS). The Company defines EBITDA as the net income (loss) as reported under GAAP, plus income tax expense (benefit), interest expense and depreciation and amortization expense. The Company defines Adjusted EBITDA as EBITDA plus the amortization of the inventory step-up in basis arising from inventory purchased in the ARI acquisition, non-cash stock compensation expense, and non-recurring transaction fees and integration costs related to the ARI acquisition. The Company defines Adjusted Net Income (Loss) as the net income (loss) as reported under GAAP plus income tax expense (benefit), the amortization of the inventory step-up in basis arising from inventory purchased in the ARI acquisition, amortization expense, non-cash stock compensation expense, and non-recurring transaction fees and integration costs related to the ARI acquisition and adjusted for effective tax rates. The Company defines Adjusted EPS as Adjusted Net Income (Loss) per share.

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance, particularly in light of the impact of the recent ARI acquisition. Our management believes that detail as to the impact of the specified acquisition-related matters and other matters is useful in understanding the overall change in the consolidated results of operations for Hudson Technologies from one reporting period to another. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate the operating performance of companies in our industry. We also believe that these measures will be useful to our management and investors during 2018 as the impact of the ARI acquisition continues to be reflected in the Company’s financial results.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Revenues	$24,614	$7,779	$140,380	$105,481
Cost of sales	21,585	6,746	102,396	74,395
Gross profit	3,029	1,033	37,984	31,086

Operating expenses:
Selling, general and administrative	11,923	3,143	21,745	11,651
Amortization	743	124	1,107	488
Total operating expenses	12,666	3,267	22,852	12,139

Operating income (loss)	(9,637)	(2,234)	15,132	18,947

Other income (expense):
Interest expense	(2,958)	(199)	(3,156)	(1,118)
Other income (expense)	--	(564)	28	(564)
Total other income (expense)	(2,958)	(763)	(3,128)	(1,682)

Income (loss) before income taxes	(12,595)	(2,997)	12,004	17,265

Income tax expense (benefit)	(7,389)	(1,071)	847	6,628

Net income (loss)	$(5,206)	$(1,926)	$11,157	$10,637

Net income (loss) per common share – Basic	$(0.12)	$(0.05)	$0.27	$0.31
Net income (loss) per common share – Diluted	$(0.12)	$(0.05)	$0.26	$0.30
Weighted average number of shares outstanding – Basic	42,216,987	36,527,250	41,764,230	34,104,476
Weighted average number of shares outstanding – Diluted	42,216,987	36,527,250	42,766,843	35,416,910

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$5,002	$33,931
Trade accounts receivable - net	14,831	4,797
Inventories	172,485	68,601
Income tax receivable	9,664	-
Prepaid expenses and other current assets	6,934	847
Total current assets	208,916	108,176

Property, plant and equipment, less accumulated depreciation	30,461	7,532
Deferred tax asset	--	2,532
Goodwill	49,464	856
Intangible assets, less accumulated amortization	32,419	3,299
Other assets	184	75
Total Assets	$321,444	$122,470

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$10,885	$5,110
Accrued expenses and other current liabilities	15,221	2,888
Accrued payroll	3,052	1,782
Income taxes payable	-	322
Revolving credit facility	65,211	199
Current maturities of long-term debt	1,050	--
Total current liabilities	95,419	10,301
Deferred tax liability	1,473	--
Long-term debt, less current maturities	101,099	152
Total Liabilities	197,991	10,453

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	--	--
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 42,398,140 and 41,465,820	424	415
Additional paid-in capital	114,302	114,032
Retained earnings (Accumulated deficit)	8,727	(2,430)
Total Stockholders' Equity	123,453	112,017

Total Liabilities and Stockholders' Equity	$321,444	$112,470

Appendix – Non GAAP Reconciliations (unaudited)

Adjusted EBITDA	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017		2016

Net income (loss)	$(5,206)	$(1,925)	$11,157		$10,637
Income tax expense (benefit)	(7,389)	(1,071)	847		6,628
Interest expense	2,958	199	3,156		1,118
Depreciation expense	947	379	2,272		1,737
Amortization expense	743	124	1,107		488
EBITDA	(7,947)	(2,294)	18,539		20,608
Amortization of inventory step-up in basis	833	-	833		-
Stock compensation expense	1,471	105	1,498		706
Nonrecurring expenses	3,922 (a)	-	6,320	(a)	-
Adjusted EBITDA	$(1,721)	$(2,189)	$27,190		$21,314

Adjusted Net Income and Earnings Per Share	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017		2016

Net income (loss)	$(5,206)	$(1,925)	$11,157		$10,637
Income tax expense (benefit)	(7,389)	(1,071)	847		6,628
Pretax income (loss)	(12,595)	(2,996)	12,004		17,265
Amortization of inventory step-up in basis	833	-	833		-
Amortization expense	743	124	1,107		488
Stock compensation expense	1,471	105	1,498		706
Nonrecurring expenses	3,922 (a)	-	6,320	(a)	-
Adjusted pretax income (loss)	(5,626)	(2,767)	21,762		18,459
Income tax expense (benefit)	(3,301)	(989)	1,536		7,089
Adjusted net income (loss)	$(2,325)	$(1,778)	$20,226		$11,370

Net income (loss) per share
Diluted (loss) earnings per common share	(0.12)	(0.05)	0.26		0.30
Adjustment to diluted (loss) earnings per common share	0.06	-	0.21		0.02
Adjusted diluted earnings (loss) per common share	$(0.06)	$(0.05)	$0.47		$0.32

(a)	Consists of transaction fees and integration costs related to the acquisition of ARI.